-----------                                                                                         -------------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                    -------------------------------
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number         3235-0287 |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:  December 31, 2001  |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response.......0.5 |
    continue. See                                                                                   -------------------------------

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6.  Relationship of Reporting
                                              |                                              |      Person(s) to Issuer
       Simon,      Robert            J.       |    Foilmark, Inc. (FMLK)                     |      (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |       X  Director    X  10% Owner
      One Rockefeller Plaza                   |     curity Number of     |    Month/Year     |       __ Officer     __ Other
----------------------------------------------|     Reporting Person     |                   |          (give title    (specify
                    (Street)                  |     (Voluntary)          |                   |           below)         below)
                                              |                          |                   |
                                              |      ###-##-####         |       5/01        |           _________________
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
      New York     NY               10020     |                          |   (Month/Day/Year)| ___Form filed by One Reporting Person
                                              |                          |                   |  X Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security    | 2. Trans- | 3. Trans-    | 4. Securities Acquired (A)|5. Amount of     |6. Owner-      | 7. Nature of
     (Instr. 3)           |    action |    action    |     or Disposed of (D)    |   Securities    |   ship        |    Indirect
                          |    Date   |    Code      |                           |   Beneficially  |   Form:       |    Bene-
                          |           |              |                           |   Owned at      |   Direct      |    ficial
                          |    (Month/|              |                           |   End of Month  |   (D) or (I)  |    Ownership
                          |    Day/   |    (Instr. 8)|     (Instr.3, 4 and 5)    |                 |               |
                          |    Year)  |------|-------|---------|----------|------|                 |               |
                          |           |Code  |   V   |Amount   |(A) or (D)|Price | (Instr. 3 and 4)|   (Instr. 4)  |   (Instr. 4)
--------------------------|-----------|------|-------|---------|----------|------|-----------------|---------------|----------------
Common Stock              |   5/21/01 | U    |       |  6,406  |  D       | $6.36|        0        |      D        |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|---------------|----------------
Common Stock              |   5/21/01 | U    |       |835,925  |  D       | $6.36|        0        |      I        |Lim. Partnership
--------------------------|-----------|------|-------|---------|----------|------|-----------------|---------------|----------------
Common Stock              |   5/21/01 | U    |       |835,925  |  D       | $6.36|        0        |      I        |Lim. Partnership
--------------------------|-----------|------|-------|---------|----------|------|-----------------|---------------|----------------
Common Stock              |   5/21/01 | S    |       | 23,320**|  D       | $6.36|        0        |      D        |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|---------------|----------------
                          |           |      |       |         |          |      |                 |               |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|---------------|----------------
                          |           |      |       |         |          |      |                 |               |
--------------------------|-----------|------|-------|---------|----------|------|-----------------|---------------|----------------
                          |           |      |       |         |          |      |                 |               |
====================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one person, see Instruction 4(b)(v).

                                Page 1 of 4 pages

FORM 4 (Continued)                       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of   |2.(Conver-|3.Trans-|4.Trans-|5.Number of    |6.Date Exer-     |7.Title and   |8.Price |9.Number  |10.Owner-|11.Nature
   Derivative |  sion or |  action|  action|  Derivative   |  cisable        |  Amount of   |  of    | of deriv-| ship    |of
   Security   |  Exercise|  Date  |  Code  |  Securities   |  and            |  Underlying  |  Deri- | ative    | Form of |Indirect
   (Instr. 3) |  Price of|        |(Instr. |  Acquired     |  Expiration     |  Securities  |  vative| Securi-  | Deriva- |Benefi-
              |  Deriv-  |        | 8)     |  (A) or Dis-  |  Date           |  (Instrs. 3  |  Secu- | ties     | tive    |cial
              |  ative   |        |        |  posed of     | (Month/Day/     |   and 4)     |  rity  | Benefi-  | Secu-   |Owner-
              |  Security| (Month/|        |  (D)          |  Year)          |              | (Instr.| cially   | rity:   |ship
              |          |  Day/  |        |(Instrs. 3,4,  |                 |              |  5)    | Owned    | Direct  |(Instr.4
              |          |  Year) |        | and 5)        |                 |              |        | at End   | Indirect|
              |          |        |        |               ------------------|---------------        | of Month | (I)     |
              |          |        |        |               |Date    |Expira- |      |Amount |        | (Instr. 4| (Instr.4|
              |          |        |        |               |Exer-   |tion    |Title |or     |        |          |         |
              |----------|--------|----|---|--------|------|cisa-   |Date    |      |Number |        |          |         |
              |          |        |    |   |        |      |ble     |        |      |of     |        |          |         |
              |          |        |    |   |        |      |        |        |      |Shares |        |          |         |
              |          |        |Code| V |    (A) | (D)  |        |        |      |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $1.733  | 5/21/01| M  |   |        | 2,220| 4/23/99| 4/23/09|Common| 2,220 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $3.985  | 5/21/01| M  |   |        | 2,220| 4/23/99| 4/23/09|Common| 2,220 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $1.787  | 5/21/01| M  |   |        | 2,220| 4/23/99| 4/23/09|Common| 2,220 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $7.251  | 5/21/01| M  |   |        | 2,220| 4/23/99| 4/23/09|Common| 2,220 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $6.823  | 5/21/01| M  |   |        | 2,220| 4/23/99| 4/23/09|Common| 2,220 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $0.212  | 5/21/01| M  |   |        | 2,220| 4/23/99| 4/23/09|Common| 2,220 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $1.562  | 5/21/01| M  |   |        | 5,000| 4/23/99| 4/23/09|Common| 5,000 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $3.000  | 5/21/01| M  |   |        | 2,500| 11/4/99| 11/4/09|Common| 2,500 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------
Foilmark      |  $4.375  | 5/21/01| M  |   |        | 2,500|11/14/00|11/14/10|Common| 2,500 |        |     0    |         |
Options       |          |        |    |   |        |      |        |        |Stock |       |        |          |         |
--------------|----------|--------|----|---|--------|------|--------|--------|------|-------|--------|----------|---------|---------

Explanation of Responses: ** Disposition occurred pursuant to cash-out of options in a change-of-control transaction.

**  Intentional misstatements or omissions of facts constitute                       /s/Robert J. Simon                     6/11/01
    Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 --U.S.C. 78ff(a).        --------------------------------     ----------
                                                                                   ** Signature of Reporting Person         Date



Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                Page 2 of 4 pages

                             Joint Filer Information


Name:    Bradford Venture Partners, L.P.

Address: 44 Nassau Street
         Princeton, NJ 08542

Designated Filer: Robert J. Simon

Issuer & Ticker Symbol:  Foilmark, Inc. (FLMK)

Date of Event Requiring Statement:  05/21/01

Signature:        Bradford Venture Partners, L.P.
                  By:  Bradford Associates, General Partner


                  By: /s/ Robert J. Simon
                     ----------------------------
                        Robert J. Simon
                        Partner



                               Page 3 of 4 pages

                             Joint Filer Information


Name:    Overseas Private Investor Partners

Address: Clarendon House
         Church Street
         Hamilton 5-31 Bermuda

Designated Filer: Robert J. Simon

Issuer & Ticker Symbol:  Foilmark, Inc. (FLMK)

Date of Event Requiring Statement:  05/21/01

Signature:        Overseas Private Investors Partners
                  By:  Overseas Private Investors, Ltd., General Partner


                  By: /s/ Robert J. Simon
                     ----------------------------
                        Robert J. Simon
                        Chairman


                                Page 4 of 4 pages